Exhibit 99.1
Contact: Brian K. Miller
Senior Vice President & CFO
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com
TYLER TECHNOLOGIES REPORTS HIGHER
FIRST QUARTER 2006 EARNINGS
Dallas, April 26, 2006 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended March 31, 2006:
•	Total revenues were $44.9 million, up 10.3 percent compared to $40.7 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 12.8 percent for the quarter.

•	Operating income was $3.3 million, compared with operating income of $654,000 in the same quarter of 2005.

•	Net income was $2.0 million, or $0.05 per diluted share. Net income for the three months ended March 31, 2005 amounted to $470,000, or $0.01 per diluted share.

•	Free cash flow increased 40.9 percent to $9.0 million (cash provided by operating activities of $10.0 million minus capital expenditures of $1.0 million). For the first quarter of 2005, free cash flow was $6.4 million (cash provided by operating activities of $7.5 million minus capital expenditures of $1.1 million).

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $5.7 million. EBITDA for the first quarter of 2005 totaled $3.4 million.

•	Gross margin was 34.5 percent, compared to 31.8 percent in the quarter ended March 31, 2005.

•	Tyler adopted FAS 123R effective January 1, 2006 and as a result, incurred non-cash, share-based compensation expense totaling $471,000, of which $31,000 was included in cost of revenues and $440,000 was included in selling, general and administrative (SG&A) expenses. The adoption of FAS 123R reduced diluted earnings per share for the first quarter of 2006 by $0.01.

•	SG&A expenses were $11.9 million, slightly lower than the first quarter of 2005. SG&A expenses were 26.5 percent of revenues compared to 29.4 percent of revenues in the same quarter last year. SG&A expenses for the first quarter of 2006 included a one-time, non-cash charge of $140,000 of purchased in-process research and development expenses associated with acquisitions Tyler completed in January 2006, as well as the new, non-cash, share-based compensation expense discussed above.
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Tyler Technologies Reports Earnings for First Quarter 2006
April 26, 2006

•	Total backlog was $186.8 million at March 31, 2006, compared to $140.6 million at March 31, 2005. Software-related backlog (excluding appraisal services) grew year-over-year by $47.0 million, or 43 percent, to $156.5 million at March 31, 2006.

•	Tyler has no debt and ended the first quarter of 2006 with $33.9 million in cash, short-term investments, and certificates of deposit.
“Tyler’s results for the first quarter of 2006 were in line with our expectations, and we are pleased to report solid year-over-year improvement in virtually every measure of our financial performance,” commented John S. Marr, Jr., Tyler’s President and Chief Executive Officer.
“Our first quarter revenues increased more than 10 percent from the first quarter of 2005 and compare favorably to the fourth quarter of last year,” said Mr. Marr. “Software license revenue increased 19 percent compared to last year’s first quarter with growth across all our major product lines. Maintenance revenue growth was also strong with a 15 percent increase over the first quarter of last year.
“Consistent with recent quarters, free cash flow of $9.0 million for the first quarter of 2006 again significantly exceeded net income,” noted Mr. Marr. “Although we used $11.6 million of our cash for acquisitions and repurchased $2.2 million of our common stock in the first quarter, we finished the quarter with almost $34 million in cash and investments as a result of the strong cash flow generated from our operations.
“We continue to expect that Tyler will have solid growth in both revenues and earnings during 2006, and our current outlook is essentially unchanged from the guidance we provided earlier this year,” Mr. Marr added. “We entered the second quarter with a record high backlog of signed contracts, including a new $12.4 million contract to license our Odyssey courts administration system with the Texas Conference of Urban Counties. We continue to experience strong demand across our product lines, indicative of a high level of market interest in the value proposition we offer our customers.”
Annual Guidance for 2006:
Total revenues for 2006 are currently expected to be in the range of $191 million to $196 million. Software-related revenues for the full year are expected to grow approximately 13 percent to 17 percent, while appraisal services revenues are expected to be relatively flat compared to 2005. The Company expects to have diluted earnings per share of approximately $0.29 to $0.32, with 65 percent or more of the earnings coming in the second half of the year. These estimates include assumed pretax expense for the year of approximately $1.9 million, or $0.04 per share after taxes, related to stock options and the Company’s stock purchase plan. Tyler’s estimated annual effective income tax rate for 2006 is approximately 40.1 percent.
Tyler also expects that free cash flow for the year 2006 will be between $21 million and $24 million (cash provided by operations of $24 million to $28 million minus capital expenditures of between $3.5 million and $4.0 million).
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Tyler Technologies Reports Earnings for First Quarter 2006
April 26, 2006

Tyler Technologies will hold a conference call on Thursday, April 27 at 12:00 p.m. Eastern time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (800) 932-6407 for U.S. dialers and (706) 679-3884 for international dialers. Please refer to confirmation code 7682905. A replay of the call will be available two hours after the completion of the call through May 4, 2006. To access the replay, please dial (800) 642-1687 for U.S. dialers and (706) 645-9291 for international dialers. A live Webcast of the call can be accessed on the Company’s Web site at www.tylerworks.com. A replay will also be available on Tyler’s Web site following the conference call.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes nearly 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler one of the “200 Best Small Companies” in America in 2004. More information about Tyler Technologies can be found at www.tylerworks.com.
Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe these measures are widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
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Tyler Technologies Reports Earnings for First Quarter 2006
April 26, 2006

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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(Comparative results follow)
06-18

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Revenues:
Software licenses	$7,571	$6,337
Software services	13,120	12,252
Maintenance	17,657	15,421
Appraisal services	4,699	5,149
Hardware and other	1,811	1,500

Total revenues	44,858	40,659

Cost of revenues:
Software licenses	2,676	2,249
Acquired software	301	198
Software services and maintenance	21,745	19,913
Appraisal services	3,406	4,312
Hardware and other	1,268	1,072

Total cost of revenues	29,396	27,744

Gross profit	15,462	12,915

Selling, general and administrative expenses	11,878	11,944
Amortization of customer and trade name intangibles	322	317

Operating income	3,262	654
Other income, net	97	146

Income before income taxes	3,359	800
Income tax provision	1,347	330

Net income	$2,012	$470

Earnings per common share:
Basic	$0.05	$0.01

Diluted	$0.05	$0.01

EBITDA (1)	$5,749	$3,412

Weighted average common shares outstanding:
Basic	39,114	40,229
Diluted	41,894	42,735

(1)	Reconciliation of EBITDA

	Three Months Ended March 31,
	2006	2005
Net income	$2,012	$470
Amortization of customer and trade name intangibles	322	317
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,324	2,455
Interest income included in other income, net	(256)	(160)
Income tax provision	1,347	330

EBITDA	$5,749	$3,412

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,
	2006	December 31,
	(unaudited)	2005
ASSETS

Current assets:
Cash and cash equivalents	$18,595	$20,733
Short-term investments available-for-sale	10,270	11,750
Restricted certificate of deposit	5,000	4,750
Accounts receivable, net	38,750	49,644
Other current assets	7,926	7,359
Deferred income taxes	2,128	2,128

Total current assets	82,669	96,364

Accounts receivable, long-term portion	626	1,547
Property and equipment, net	6,193	5,759

Other assets:
Restricted certificate of deposit	—	250
Goodwill and other intangibles, net	103,513	90,312
Other	176	205

Total assets	$193,177	$194,437

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$65,764	$70,950
Deferred income taxes	10,797	11,290
Shareholders’ equity	116,616	112,197

Total liabilities and shareholders’ equity	$193,177	$194,437